Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES REPORTS SOLID

FISCAL 2013 THIRD-QUARTER RESULTS

- EARNINGS PER SHARE ROSE 20% TO $.45 -

BEFORE CHARGES

COMPANY RAISES FULL-YEAR EPS ESTIMATES

New York, NY, May 2, 2013 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales for its third quarter ended March 31, 2013 of $2.29 billion, a 2% increase compared with $2.25 billion in the prior-year quarter.  Excluding the impact of foreign currency translation, net sales increased 3%.  The Company reported a 130 basis-point increase in operating margin and net earnings for the quarter rose 37% to $178.8 million, compared with $130.4 million last year.  Diluted net earnings per common share rose 38% to $.45, compared with $.33 in the prior year.

The fiscal 2013 third-quarter results included net adjustments associated with restructuring activities of $1.7 million ($1.0 million after tax). The fiscal 2012 third quarter results included charges associated with restructuring activities of $28.8 million ($18.8 million after tax), equal to $.05 per diluted common share.

Excluding these charges in the third quarters of fiscal 2013 and 2012, net earnings increased 19% to $177.8 million and diluted net earnings per common share rose 20% to $.45, versus a comparable $.38 in the prior-year period.  A reconciliation between GAAP and non-GAAP financial measures is included in this release.

Fabrizio Freda, President and Chief Executive Officer, said, “Organic sales growth this quarter was in line with our expectations and earnings per share were better than expected.  Adjusting for the shift of sales orders related to our Strategic Modernization Initiative (SMI) implementation, our local currency sales increased more than five percent.  Despite macroeconomic headwinds, particularly in Southern Europe and Korea, and short term global supply planning issues related to SMI, we delivered solid growth ahead of the industry and a 20 percent earnings per share increase.  The strength of our strategy and our ability to execute on it continues to produce consistent and reliable results.

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“Looking at the remainder of fiscal 2013, we are on track to deliver another record year of solid sales and a double-digit increase in earnings per share.  In our fiscal fourth quarter, we expect an acceleration of our top-line growth.  For the full fiscal year, we are expecting sales growth of approximately 6% in local currency and are raising our earnings per share guidance, before charges, to $2.56 to $2.61.  Our performance this year reflects a combination of our strong innovation pipeline and targeted investment spending behind the greatest opportunities to foster global growth.  Our future is bright and I am confident we are on track to attain our long-term financial goals. We intend to build upon our success by continuing to support major initiatives in our biggest brands and markets in order to further increase profitability and gain share.”

Globally, prestige beauty continues to experience mixed results and overall growth has slowed from the prior year, as the Company expected.  Nonetheless, the Company’s performance was broad based, generating local currency sales gains in each of its geographic regions and most product categories.

During the quarter, the Company made meaningful progress on its strategic goals and realized a strong improvement in cost of sales as a percentage of net sales.  In connection with the long-term strategic plan and certain ongoing initiatives, the Company realized savings of $29 million during the quarter.  As planned, the Company increased global advertising spending versus the prior-year quarter to build momentum and gain share in its key markets and product categories.

In the second quarters of fiscal 2013 and fiscal 2012, some retailers accelerated their sales orders in advance of the Company’s January 2013 and January 2012 implementation of SMI in certain of its locations and brands. Those additional orders would have likely occurred in the Company’s fiscal 2013 and 2012 third quarters.  The impact of these shifts is included in this release.  The net overall change in net sales and operating income for the quarter in each product category and geographic region was unfavorably impacted by these accelerated orders.  Some temporary challenges emerged during the quarter related to the Company’s global supply planning component of its latest SMI implementation, which caused some customer service delays.  The issues have been addressed and the Company expects full resolution by the end of its current fiscal year.

Results by Product Category

	Three Months Ended March 31
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2013	2012	Reported Basis	Local Currency	2013	2012	Reported Basis

Skin Care	$1,015.0	$1,019.0	—%	—%	$134.4	$156.3	(14)%
Makeup	919.2	877.0	5	5	107.3	90.2	19
Fragrance	233.2	231.3	1	1	(0.2)	(8.5)	98
Hair Care	116.2	110.1	6	6	5.1	7.4	(31)
Other	8.2	10.8	(24)	(22)	(3.2)	(5.1)	37
Subtotal	2,291.8	2,248.2	2	3	243.4	240.3	1
Returns and charges associated with restructuring activities	—	—			1.7	(28.8)
Total	$2,291.8	$2,248.2	2%	3%	$245.1	$211.5	16%

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Excluding the impact of the shifts of accelerated retailer orders due to the Company’s implementation of SMI:

•                  Reported net sales in skin care, makeup, fragrance and hair care would have increased 3%, 7%, 4% and 6%, respectively, and 5% in total.

•                  Operating results in skin care, makeup, fragrance and hair care would have increased/(decreased) 3%, 38%, 100+% and (12)%, respectively, and 22% in total.

Skin Care

•                  The skin care category is a strategic priority for the Company.  The Company gained share in this category during the quarter in certain countries where its products are sold.

•                  Recent launches of Advanced Time Zone, Advanced Night Repair Eye Serum Infusion and Perfectionist CP+R from Estée Lauder and The Moisturizing Soft Cream from La Mer contributed to sales growth, which was entirely offset by the shift in orders due to SMI.

•                  Operating income declined on flat sales growth and an increase in investment spending.

Makeup

•                  Higher makeup sales primarily reflected strong growth from M•A•C brand products.

•                  New product introductions from Clinique, such as Even Better Compact Makeup and increased sales of the Tom Ford line of cosmetics, contributed to the category’s growth.

•                  The overall increase in net sales and operating income reflected a favorable comparison to the prior-year period, which included a provision for then-anticipated returns of approximately $16 million, as a result of repositioning certain products due to changes in regulations related to sunscreen products in the United States.  These regulations were subsequently deferred and, accordingly, the Company reversed this provision in the fiscal 2012 fourth quarter.

•                  The increase in makeup operating income also reflected improved results from the M•A•C brand, partially offset by heritage brands and an increase in investment spending.

Fragrance

•                  In fragrance, notable sales increases were generated from higher-end fragrance products from Jo Malone and Tom Ford, as well as incremental sales from the recent launch of Coach Love.

•                  Fragrance operating loss decreased sharply, primarily reflecting the success of recent launches, partially offset by lower results from certain of the Company’s designer fragrances.

Hair Care

•                  Hair care net sales growth was driven by Aveda, reflecting the continued success of its Invati line of products and the recent launches of Pure Abundance Style Prep and Be Curly Curl Controller.

•                  The category also benefited from expanded global distribution, in particular to salons.

•                  Sales declined at Ojon, due, in part, to a reduction of its business in the direct response television channel.

•                  Hair care operating income decreased, due in part to increased product support spending and additional investments related to distribution expansion initiatives.

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Results by Geographic Region

	Three Months Ended March 31
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2013	2012	Reported Basis	Local Currency	2013	2012	Reported Basis

The Americas	$988.1	$974.3	1%	2%	$68.0	$86.2	(21)%
Europe, the Middle East & Africa	847.9	823.6	3	3	137.5	101.0	36
Asia/Pacific	455.8	450.3	1	3	37.9	53.1	(29)
Subtotal	2,291.8	2,248.2	2	3	243.4	240.3	1
Returns and charges associated with restructuring activities	—	—			1.7	(28.8)
Total	$2,291.8	$2,248.2	2%	3%	$245.1	$211.5	16%

Excluding the impact of the shifts of accelerated retailer orders due to the Company’s implementation of SMI:

•                  Reported net sales in the Americas, Europe, the Middle East & Africa and Asia/Pacific would have increased 4%, 4% and 6%, respectively.

•                  Operating income in the Americas, in Europe, the Middle East & Africa and in Asia/Pacific would have increased 4%, 45% and 11%, respectively.

The Americas

•                  The net sales increase in the region reflects growth from the Company’s makeup artist brands and Aveda.

•                  Double-digit sales growth in Latin America was offset by sales declines in the United States, reflecting the shifts of accelerated retailer orders, and Canada.

•                  The sales improvement also reflected a favorable comparison to the prior-year period, which included a provision for then-anticipated returns of makeup products of approximately $16 million.

•                  Operating income in the Americas decreased, primarily reflecting a decline in certain of the Company’s heritage brands as a result of the accelerated retailer orders, partially offset by improved results from makeup artist brands.  The decrease also reflected higher investment spending during the current-year period, as well as the favorable comparison to the prior-year period regarding the provision mentioned above.

Europe, the Middle East & Africa

•                  In constant currency, net sales increased in a number of countries in the region.  Economic uncertainties in Southern European countries impacted the beauty markets, but the Company continued to outperform the industry in many markets.

•                  In constant currency, double-digit net sales growth was recorded in a number of areas, including travel retail, the Middle East and South Africa.

•                  The Company’s net sales in travel retail grew double-digits.  Sales at retail also grew double-digits, which was more than twice the increase in airline passenger traffic.

•                  These increases were partially offset by lower net sales, primarily in Switzerland and France, which included the impact of accelerated retailer orders, as well as Spain and the Balkans.

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•                  The Company estimates that it gained share in certain countries within its distribution in this region during the quarter.

•                  Operating income in the region increased, led by travel retail, the Middle East and Spain, which was partially offset by lower results in France and the Balkans.

Asia/Pacific

•                  In the region, the Company’s strongest local currency sales growth was generated in Hong Kong, Thailand and Australia, primarily reflecting strong sales of skin care products.

•                  Lower sales were experienced in China and Taiwan, both of which reflected the accelerated retailer orders, as previously discussed.

•                  Results in China included sales to new consumers in expanded distribution in tier two and three cities.  Excluding the shift in retailer orders, sales in China grew strong double-digits.  Sales at retail also continued to grow strong double-digits.

•                  Korea reflected difficult economic conditions and competitive pressures.   The Company expects to see continued weakness in prestige beauty in Korea, which also impacted the travel retail channel.

•                  The Company estimates that for the quarter it gained share in certain countries, including China, within its points of distribution.

•                  In Asia/Pacific, operating income decreased, with higher results from Australia, Hong Kong, New Zealand and Thailand, being more than offset by lower operating results in China and Japan.  The lower results in China reflect the impact from the timing of orders as mentioned above.

Nine-Month Results

•                  For the nine months ended March 31, 2013, the Company reported net sales of $7.77 billion, a 4% increase from $7.46 billion in the comparable prior-year period.  Excluding the impact of foreign currency translation, net sales increased 5%.  Net sales grew in each of the Company’s geographic regions and major product categories.

•                  The Company reported net earnings of $925.8 million for the nine months ended March 31, 2013, a 15% increase from the $805.7 million in the same period last year.  Diluted net earnings per common share for the nine months ended March 31, 2013 increased 16% to $2.35, compared with $2.03 reported in the prior-year period.

•                  The fiscal 2013 nine-month results included returns and charges associated with restructuring activities of $13.3 million ($8.9 million after tax), equal to $.02 per diluted common share.  Additionally, during the nine months ended March 31, 2013, the Company redeemed $230.1 million principal amount of its 7.75% Senior Notes due 2013.  As a result, the Company recorded a pre-tax charge to earnings of $19.1 million ($12.2 million after tax), for the impact of the extinguishment of debt, equal to $.03 per diluted common share.

•                  The fiscal 2012 nine-month results included returns and charges associated with restructuring activities of $39.0 million ($26.1 million after tax), equal to $.07 per diluted common share.

•                  Excluding these returns and charges, net earnings for the nine months ended March 31, 2013 rose 14% to $946.9 million and diluted net earnings per common share rose 15% to $2.40, versus a comparable $2.10 in the prior-year period.

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Cash Flows

•                  For the nine months ended March 31, 2013, net cash flows provided by operating activities increased 7% to $934.2 million, compared with $869.7 million in the prior-year period.

•                  The increase primarily reflected the higher net earnings and a favorable change in other assets, partially offset by a net decrease in cash from certain working capital components.

•                  Days of inventory at March 31, 2013 were 15 days higher compared to March 31, 2012.  This increase primarily reflects the remaining safety stock related to the Company’s implementation of SMI at certain locations.

Outlook for Fiscal 2013 Full Year

The Company has benefited from the strength in prestige beauty in North America and China. While overall the Company’s business is performing well, Southern European countries and Korea continue to face weakness due to economic uncertainties.

•                  Net sales are forecasted to grow approximately 6% in constant currency.

•                  Foreign currency translation is expected to negatively impact sales approximately 1.0% versus the prior year.

•                  The Company is raising the range of its diluted net earnings per share estimate, including charges associated with restructuring activities and the impact of the early extinguishment of debt, to $2.49 to $2.54.

•                  The Company expects to take charges associated with restructuring activities in fiscal 2013 of about $25 million, equal to approximately $.04 per diluted common share.  The recording of charges will depend on when the relevant accounting criteria are met.

•                  As mentioned in this press release, the impact of the extinguishment of debt is equal to $.03 per diluted common share.

•                  Diluted net earnings per share before charges associated with restructuring activities and the impact of the early extinguishment of debt are now projected to be $2.56 to $2.61, up 13% to15%.

•                  The Company’s broad-based growth is expected to continue ahead of the prestige beauty industry for the full fiscal year.

Conference Call

The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, May 2, 2013 to discuss the quarterly results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 52045999).  The call will also be webcast live at http://investors.elcompanies.com.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2013 Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

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(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)        the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 150 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, GoodSkin Labs, Grassroots Research Labs, Tom Ford, Coach, Ojon, Smashbox, Ermenegildo Zegna, Aerin Beauty, Osiao and Marni.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

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THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended March 31		Percent	Nine Months Ended March 31		Percent
	2013	2012	Change	2013	2012	Change

Net Sales (A)	$2,291.8	$2,248.2	2%	$7,774.3	$7,462.4	4%
Cost of Sales (A)	443.1	469.3		1,550.3	1,554.6
Gross Profit	1,848.7	1,778.9	4%	6,224.0	5,907.8	5%

Gross Margin	80.7%	79.1%		80.1%	79.2%

Operating expenses:
Selling, general and administrative	1,605.3	1,539.0		4,831.8	4,623.4
Restructuring and other charges (A)	(1.7)	28.4		12.0	39.2
Impairment of other intangible assets (B)	—	—		—	6.7
	1,603.6	1,567.4	2%	4,843.8	4,669.3	4%
Operating Expense Margin	70.0%	69.7%		62.3%	62.6%

Operating Income	245.1	211.5	16%	1,380.2	1,238.5	11%

Operating Income Margin	10.7%	9.4%		17.8%	16.6%

Interest expense, net	12.6	14.5		41.8	47.1
Interest expense on debt extinguishment (C)	—	—		19.1	—
Other income (D)	—	—		23.1	10.5
Earnings before Income Taxes	232.5	197.0	18%	1,342.4	1,201.9	12%

Provision for income taxes	53.6	65.7		414.5	393.6
Net Earnings	178.9	131.3	36%	927.9	808.3	15%

Net earnings attributable to noncontrolling interests	(0.1)	(0.9)		(2.1)	(2.6)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$178.8	$130.4	37%	$925.8	$805.7	15%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.46	$.34	38%	$2.39	$2.07	15%
Diluted	.45	.33	38%	2.35	2.03	16%

Weighted average common shares outstanding:
Basic	387.2	388.2		387.5	388.5
Diluted	394.0	396.3		394.7	397.0

(A) In February 2009, the Company announced the implementation of a multi-faceted cost savings program (the “Program”) to position it to achieve long-term profitable growth.  As of December 31, 2012, the Company closed the Program. As a result of the closure of the Program and evaluation of the initiatives that have been implemented as of March 31, 2013, the Company anticipates total cumulative restructuring charges and other costs to implement those initiatives to total between $325 million and $350 million, before taxes.  Since the inception of the Program, the Company approved cost savings initiatives to resize the organization, reorganize certain functions, turnaround or exit unprofitable operations and outsource certain services.  The impact of returns, charges and adjustments related to the Program for each fiscal period are set forth in tables that follow these notes.

(B) The Company performs annual impairment tests for each of its reporting units.  In addition, the Company may perform interim impairment tests as a result of changes in circumstances and certain financial indicators.  Such tests may conclude that the carrying value of certain assets exceed their estimated fair values, resulting in the recognition of impairment charges.

During the second quarter of fiscal 2012, the Company recognized an impairment charge related to the Ojon reporting unit of $6.7 million for its trademark.

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(C) In the first quarter of fiscal 2013, the Company redeemed $230.1 million principal amount of its 7.75% Senior Notes due November 1, 2013.  As a result, the Company recorded a pre-tax charge to earnings of $19.1 million ($12.2 million after tax), for the impact of the extinguishment of debt, equal to $.03 per diluted common share.

(D) In December 2012, the Company amended the agreement related to the August 2007 sale of Rodan + Fields to receive a fixed amount in lieu of future contingent consideration and other rights.  As a result of the original and amended terms of this agreement, the Company recognized $23.1 million as other income in the consolidated statement of earnings during the nine months ended March 31, 2013.

In November 2011, the Company settled a commercial dispute with third parties that was outside its normal operations.  In connection therewith, the Company received a $10.5 million cash payment, which has been classified as other income in the consolidated statement of earnings for the nine months ended March 31, 2012.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring activities, the extinguishment of debt and accelerated orders associated with the Company’s implementation of SMI.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measure for certain consolidated statements of earnings accounts before and after the returns and charges associated with restructuring activities, the extinguishment of debt and accelerated orders associated with the Company’s implementation of SMI.  The Company uses the non-GAAP financial measure, among other things, to evaluate its operating performance and the measure represents the manner in which the Company conducts and views its business.  Management believes that excluding these items that are special in nature or that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, it is not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted-average foreign currency exchange rates.

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THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended March 31, 2013			Three Months Ended March 31, 2012
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	% Change versus Prior Year Before Returns/Charges
Net Sales	$2,291.8	$ 0.0	$2,291.8	$2,248.2	$0.0	$2,248.2	2%
Cost of sales	443.1	0.0	443.1	469.3	(0.4)	468.9

Gross Profit	1,848.7	0.0	1,848.7	1,778.9	0.4	1,779.3	4%
Gross Margin	80.7%		80.7%	79.1%		79.1%

Operating expenses	1,603.6	1.7	1,605.3	1,567.4	(28.4)	1,539.0	4%
Operating Expense Margin	70.0%		70.1%	69.7%		68.4%

Operating Income	245.1	(1.7)	243.4	211.5	28.8	240.3	1%
Operating Income Margin	10.7%		10.6%	9.4%		10.7%

Provision for income taxes	53.6	(0.7)	52.9	65.7	10.0	75.7
Net Earnings Attributable to The Estée Lauder Companies Inc.	178.8	(1.0)	177.8	130.4	18.8	149.2	19%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.45	.00	.45	.33	.05	.38	20%

	Nine Months Ended March 31, 2013			Nine Months Ended March 31, 2012
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	% Change versus Prior Year Before Returns/Charges
Net Sales	$7,774.3	$ 0.1	$7,774.4	$7,462.4	$(0.6)	$7,461.8	4%
Cost of sales	1,550.3	(1.2)	1,549.1	1,554.6	(0.4)	1,554.2

Gross Profit	6,224.0	1.3	6,225.3	5,907.8	(0.2)	5,907.6	5%
Gross Margin	80.1%		80.1%	79.2%		79.2%

Operating expenses	4,843.8	(12.0)	4,831.8	4,669.3	(39.2)	4,630.1	4%
Operating Expense Margin	62.3%		62.2%	62.6%		62.1%

Operating Income	1,380.2	13.3	1,393.5	1,238.5	39.0	1,277.5	9%
Operating Income Margin	17.8%		17.9%	16.6%		17.1%

Interest expense on debt extinguishment	19.1	(19.1)	—	—	—	—

Provision for income taxes	414.5	11.3	425.8	393.6	12.9	406.5
Net Earnings Attributable to The Estée Lauder Companies Inc.	925.8	21.1	946.9	805.7	26.1	831.8	14%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	2.35	.05	2.40	2.03	.07	2.10	15%

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THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Nine Months Ended March 31
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2013	2012	Reported Basis	Local Currency	2013	2012	Reported Basis
Results by Geographic Region

The Americas	$3,310.4	$3,151.0	5%	5%	$372.4	$347.8	7%
Europe, the Middle East & Africa	2,778.1	2,728.1	2	4	659.0	598.8	10
Asia/Pacific	1,685.9	1,582.7	7	7	362.1	330.9	9
Subtotal	7,774.4	7,461.8	4	5	1,393.5	1,277.5	9
Returns and charges associated with restructuring activities	(0.1)	0.6			(13.3)	(39.0)
Total	$7,774.3	$7,462.4	4%	5%	$1,380.2	$1,238.5	11%

Results by Product Category

Skin Care	$3,408.4	$3,257.8	5%	6%	$750.1	$692.2	8%
Makeup	2,928.9	2,789.4	5	6	495.1	458.3	8
Fragrance	1,039.6	1,029.2	1	2	130.5	113.0	15
Hair Care	362.0	335.3	8	9	25.9	25.0	4
Other	35.5	50.1	(29)	(29)	(8.1)	(11.0)	26
Subtotal	7,774.4	7,461.8	4	5	1,393.5	1,277.5	9
Returns and charges associated with restructuring activities	(0.1)	0.6			(13.3)	(39.0)
Total	$7,774.3	$7,462.4	4%	5%	$1,380.2	$1,238.5	11%

As part of the Company’s Strategic Modernization Initiative, the Company anticipates the continued migration of its operations to SAP-based technologies, with the majority of its locations being enabled through 2014.  As a result, the Company has experienced, and may continue to experience, fluctuations in its net sales and operating results resulting from accelerated orders from certain of its retailers to provide adequate safety stock to mitigate any potential short-term business interruption associated with the SMI rollout.  In particular, approximately $94 million of accelerated orders were recorded as net sales in the fiscal 2013 second quarter that likely would have occurred in the fiscal 2013 third quarter.  Similarly, approximately $30 million of accelerated orders were recorded as net sales in the fiscal 2012 second quarter that likely would have occurred in the fiscal 2012 third quarter.

Combined, these actions created a difficult comparison between the fiscal 2013 and fiscal 2012 third quarters of approximately $64 million in net sales and approximately $55 million in operating income, equal to $.09 per diluted common share and impacted the Company’s operating margin comparisons.  The Company believes the presentation of certain comparative information in the discussions of the quarterly results in this release that exclude the impact of the timing of these orders is useful in analyzing the net sales and operating results of its business.

Excluding the impact of the accelerated orders and charges associated with restructuring activities, net sales and operating income for the three months ended March 31, 2013 would have increased 5% and 22%, respectively.

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THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After

Returns and Charges and Accelerated Orders Associated with the Company’s Implementation of SMI

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended March 31, 2013				Three Months Ended March 31, 2012				% Change
	As Reported	Returns/ Charges	SMI Adjustments	Before Charges /SMI	As Reported	Returns/ Charges	SMI Adjustments	Before Charges /SMI	versus Prior Year Before Charges/SMI
Net Sales	$2,291.8	$ 0.0	$ 94.3	$2,386.1	$2,248.2	$ 0.0	$ 29.6	$2,277.8	5%
Cost of sales	443.1	0.0	16.2	459.3	469.3	(0.4)	6.4	475.3

Gross Profit	1,848.7	0.0	78.1	1,926.8	1,778.9	0.4	23.2	1,802.5	7%
Gross Margin	80.7%			80.8%	79.1%			79.1%

Operating expenses	1,603.6	1.7	—	1,605.3	1,567.4	(28.4)	—	1,539.0	4%
Operating Expense Margin	70.0%			67.3%	69.7%			67.5%

Operating Income	245.1	(1.7)	78.1	321.5	211.5	28.8	23.2	263.5	22%
Operating Income Margin	10.7%			13.5%	9.4%			11.6%

Provision for income taxes	53.6	(0.7)	25.0	77.9	65.7	10.0	7.8	83.5
Net Earnings Attributable to The Estée Lauder Companies Inc	178.8	(1.0)	53.1	230.9	130.4	18.8	15.4	164.6	40%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.45	.00	.13	.59	.33	.05	.04	.42	41%

The negative impact of accelerated orders from certain retailers associated with the Company’s implementation of SMI on net sales and operating results by product category and geographic region is as follows:

	Three Months Ended March 31, 2013		Three Months Ended March 31, 2012
(Unaudited; In millions)	Net Sales	Operating Results	Net Sales	Operating Results
Product Category:
Skin Care	$48	$40	$16	$13
Makeup	32	26	9	6
Fragrance	10	9	2	2
Hair Care	4	3	3	2
Other	—	—	—	—
Total	$94	$78	$30	$23

Region:
The Americas	$29	$23	$2	$1
Europe, the Middle East & Africa	15	12	3	3
Asia/Pacific	50	43	25	19
Total	$94	$78	$30	$23

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THE ESTÉE LAUDER COMPANIES INC.

Excluding the impact of the shift in orders associated with the Company’s implementation of SMI and returns and charges associated with restructuring activities, net sales and operating results for the three months ended March 31, 2013 would have increased/(decreased) as follows:

	Net Sales As Adjusted
			Operating
(Unaudited; In millions)	Reported Basis	Local Currency	Results As Adjusted
Product Category:
Skin Care	3%	3%	3%
Makeup	7	8	38
Fragrance	4	4	100 +
Hair Care	6	7	(12)
Other	(21)	(19)	43
Total	5%	5%	22%

Region:
The Americas	4%	4%	4%
Europe, the Middle East & Africa	4	5	45
Asia/Pacific	6	8	11
Total	5%	5%	22%

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THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	March 31 2013	June 30 2012	March 31 2012
ASSETS
Current Assets
Cash and cash equivalents	$1,438.6	$1,347.7	$1,192.8
Accounts receivable, net	1,361.9	1,060.3	1,304.8
Inventory and promotional merchandise, net	989.3	983.6	898.7
Prepaid expenses and other current assets	496.4	463.5	503.6
Total Current Assets	4,286.2	3,855.1	3,899.9

Property, Plant and Equipment, net	1,296.0	1,231.8	1,181.8
Other Assets	1,512.9	1,506.1	1,519.8
Total Assets	$7,095.1	$6,593.0	$6,601.5

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$20.0	$219.0	$144.0
Accounts payable	388.2	493.8	406.6
Other current liabilities	1,507.7	1,413.0	1,507.6
Total Current Liabilities	1,915.9	2,125.8	2,058.2

Noncurrent Liabilities
Long-term debt	1,329.2	1,069.1	1,065.9
Other noncurrent liabilities	643.2	650.6	621.9
Total Noncurrent Liabilities	1,972.4	1,719.7	1,687.8

Total Equity	3,206.8	2,747.5	2,855.5
Total Liabilities and Equity	$7,095.1	$6,593.0	$6,601.5

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Nine Months Ended March 31
	2013	2012
Cash Flows from Operating Activities
Net earnings	$927.9	$808.3
Depreciation and amortization	247.2	215.4
Deferred income taxes	(43.3)	(28.7)
Impairment of other intangible assets	—	6.7
Other items	99.6	56.6
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(297.0)	(397.0)
Decrease (increase) in inventory and promotional merchandise net	(4.2)	66.0
Increase in other assets, net	(24.0)	(100.8)
Increase in accounts payable and other liabilities	28.0	243.2
Net cash flows provided by operating activities	$934.2	$869.7

Capital expenditures	305.5	271.9
Payments to acquire treasury stock	363.2	550.0
Dividends paid	349.3	204.0

# # #

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